FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-258342-01

From: Spg Syndicate Jpm (JP MORGAN SECURITIES) <sjpm2@bloomberg.net>
Sent: Thursday, January 27, 2022 8:54 AM
Subject: ★PRICE GUIDANCE★ $1.246BN BMARK 2022-B32 **PUBLIC CMBS**

BENCHMARK COMMERCIAL MORTGAGE SECURITIES TRUST 2022-B32 COMMERCIAL MORTGAGE PASS-THROUGH CERTIFICATES, SERIES 2022-B32

JOINT BOOKRUNNERS & CO-LEAD MANAGERS : J.P. MORGAN SECURITIES LLC, CITIGROUP

GLOBAL MARKETS INC., GOLDMAN SACHS & CO.

LLC. AND DEUTSCHE BANK SECURITIES INC.

CO-MANAGERS : DREXEL HAMILTON, LLC, ACADEMY SECURITIES, INC.

RATING AGENCIES : MOODY’S/FITCH/KBRA

OFFERING TYPE : SEC-REGISTERED

***OFFERED CERTIFICATES - PUBLIC***

CLS	RATINGS	SIZE	WAL	CERT	CERT	CERT	CERT NOI	PX GUID	TARGET
	(M/F/K)	($MM)	(YR)	P.WIN	C/E	LTV	DEBT YLD	(P-CURVE)	PX($)
A-1	Aaa/AAA/AAA	6.410	2.80	03/22 – 11/26	30.000%	39.1%	16.3%	P+50A	100-00
A-2	Aaa/AAA/AAA	162.053	4.89	11/26 – 01/27	30.000%	39.1%	16.3%	P+90A	103-00
A-3	Aaa/AAA/AAA	253.574	6.92	12/28 – 02/29	30.000%	39.1%	16.3%	P+98A	103-00
A-4	Aaa/AAA/AAA		*SEE BELOW*		30.000%	39.1%	16.3%	LCF-2bps	101-00
A-5	Aaa/AAA/AAA		*SEE BELOW*		30.000%	39.1%	16.3%	P+100A	103-00
A-SB	Aaa/AAA/AAA	18.046	7.42	01/27 - 11/31	30.000%	39.1%	16.3%	P+91A	103-00
A-S	Aa2/AAA/AAA	179.147	9.91	01/32 - 01/32	19.375%	45.1%	14.1%	P+125A	103-00
B	NR/AA-/AA-	82.197	9.91	01/32 - 01/32	14.500%	47.8%	13.3%	P+135A	100-00
C	NR/A-/A-	69.551	9.91	01/32 - 01/32	10.375%	50.1%	12.7%	P+165A	100-00

*The exact initial certificate balances of the Class A-4 and Class A-5 certificates will be determined based on the final pricing. The respective initial certificate balances and weighted average lives of the Class A-4 and Class A-5 certificates are expected to be within the applicable ranges reflected in the following chart. The aggregate initial certificate balance of the Class A-4 and Class A-5 certificates is expected to be approximately $475,182,000, subject to a variance of plus or minus 5%.

Class of Certificates	Exp. Range of Size ($MM)	Exp. Range of WAL (YR)	Exp. Range of P.WIN
A-4	$ 0.000 - $225.000	NAP - 9.61	NAP / 01/30-12/31
A-5	$250.182 - $475.182	9.77 - 9.91	01/30-01/32 / 12/31-01/32

COLLATERAL SUMMARY
CUT-OFF DATE BALANCE :	$1,774,834,674
NUMBER OF LOANS :	47
NUMBER OF PROPERTIES :	171
WA CUT-OFF LTV :	55.9%
WA MATURITY LTV :	54.9%
WA U/W NCF DSCR :	2.98x
WA U/W NOI DEBT YIELD :	11.4%
TOP TEN LOANS % :	51.7%
WA TERM TO MATURITY (MOS) :	98
WA REMAINING AMORTIZATION TERM (MOS) :	360
WA SEASONING (MOS) :	1

TOP 5 PROPERTY TYPES :	OFFICE (51.8%), RETAIL (10.9%), MIXED USE(10.9%), SELF
STORAGE(8.6%), INDUSTRIAL (7.5%)

TOP 5 STATES :	CA (9.6%), IL (8.3%), MI (8.2%), TX (7.8%), MA (5.7%)

LOAN SELLERS :	JPMORGAN CHASE BANK, N.A. (18.1%), CITI REAL ESTATE
FUNDING INC. (35.6%), GOLDMAN SACHS MORTGAGE COMPANY
(24.3%) AND GERMAN AMERICAN CAPITAL CORPORATION (22.0%)

U.S. RISK RETENTION :	AN ELIGIBLE VERTICAL RESIDUAL INTEREST WILL BE RETAINED
BY JPMORGAN CHASE BANK, NATIONAL ASSOCIATION, CITI REAL
ESTATE FUNDING INC., Goldman Sachs Bank USA AND DBR
Investments Co. Limited.
EU RISK RETENTION :	THE TRANSACTION IS NOT STRUCTURED TO SATISFY THE EU RISK
RETENTION AND DUE DILIGENCE REQUIREMENTS

MASTER SERVICER :	MIDLAND LOAN SERVICES, A DIVISION OF PNC BANK,
NATIONAL ASSOCIATION
SPECIAL SERVICER :	KeyBank, NATIONAL ASSOCIATION
OPERATING ADVISOR :	PENTALPHA SURVELLIANCE LLC.
ASSET REPRESENTATIONS REVIEWER :	PENTALPHA SURVELLIANCE LLC
DIRECTING CERTIFICATEHOLDER :	ELLINGTON MANAGEMENT GROUP, LLC

DOCUMENTS & TIMING
ANTICIPATED PRICING :	ON OR ABOUT JANUARY 27, 2022
ANTICIPATED SETTLEMENT :	ON OR ABOUT FEBRUARY 16, 2022

JPM SPG SYNDICATE CONTACTS

JENNIFER KORNBLAU 212-834-4154

MORGAN ROACH 212-834-4154

JACQUELINE LARET 212-834-4154

JPM CMBS BANKING CONTACTS

KUNAL SINGH 212-834-5467

BRAD HORN 212-834-9708

HARRIS RENDELSTEIN 212-834-6737

JPM CMBS TRADING DESK CONTACTS

AVINASH SHARMA 212-834-3111

DERRICK FETZER 212-834-3111

DEUTSCHE BANK TRADING DESK CONTACT

RYAN HORVATH 212-250-5149

DAN PENN 212-250-5149

CITIGROUP SYNDICATE DESK CONTACTS

RAUL OROZCO 212-723-1295

MATT PERRY 212-723-1295

GOLDMAN SACHS CMBS BANKING CONTACTS

LEAH NIVISON 212-357-2702

SCOTT EPPERSON 212-934-2882

JUSTIN PETERSON 212-902-4283

GOLDMAN SACHS SYNDICATE CONTACTS

SCOTT WALTER 212-357-8910

GOLDMAN SACHS CAPITAL MARKETS CONTACTS

MARK ROMANCZUK 212-902-0290

NITIN JAGGA 212-855-9035

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The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling (800) 408-1016 or by emailing the ABS Syndicate Desk at abs_synd@jpmorgan.com. You should not reply to this announcement. Any reply e-mail communications, including those you generate by using the “Reply” function on your e-mail software, will be ignored or rejected. This notice does not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction where such offer or solicitation would be unlawful, and does not constitute an offer to sell or a solicitation of an offer to buy or an advertisement in respect of securities in any province or territory of Canada other than the provinces of Ontario, Quebec, Alberta, British Columbia, Nova Scotia and New Brunswick unless the issuer has securities listed or quoted on one of the exchanges or markets referred to in the definition of “OTC Issuer” in Multilateral Instrument 51-105. Any disclaimer or other notice that may appear below is not applicable to this communication and should be disregarded. Such disclaimer or notice was automatically generated as a result of this communication being sent by Bloomberg or another email system.